UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): November 8, 2018

SUTRO BIOPHARMA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38662	47-0926186
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

310 Utah Avenue, Suite 150

South San Francisco, California, 94080

(Address of Principal Executive Offices) (Zip Code)

(650) 392-8412

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On November 8, 2018 (the “Effective Date”), the Board of Directors (the “Board”) of Sutro Biopharma, Inc. (the “Company”) appointed Shalini Sharp as a Class III director and the chair of the Audit Committee of the Board (the “Audit Committee”), effective as of the Effective Date.

In connection with her election as a non-employee director of the Board, Ms. Sharp will receive a pro rata portion of the $35,000 annual retainer for service as a director for the remaining portion of the year and a pro rata portion of the $15,000 annual retainer for service as the chair of the Audit Committee for the remaining portion of the year in accordance with the Company’s existing compensation policy for non-employee directors. In addition, the Board granted to Ms. Sharp, effective November 8, 2018, a stock option to purchase 26,033 shares of common stock at an exercise price of $14.23 per share, which will vest monthly over three years, subject to Ms. Sharp’s continued service to the Company.

The Company has entered into its standard form of indemnification agreement with Ms. Sharp. The form of the indemnification agreement was previously filed by the Company as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 17, 2018 and incorporated by reference herein.

There are no arrangements or understandings between Ms. Sharp and any other persons pursuant to which Ms. Sharp was selected as a member of the Board. There are also no family relationships between Ms. Sharp and any director or executive officer of the Company, nor does Ms. Sharp have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sutro Biopharma, Inc.

Date: November 8, 2018	By:	/s/ Edward Albini
Edward Albini
Chief Financial Officer